Electrum Capital Inc

PRIVATE AND CONFIDENTIAL **September 7, 2006**

Norman Meier
Hemis Corporation
5348 Vegas Drive #226
Las Vegas
NV 89108,
USA

Dear Norman,

Re: Letter of Intent re: La Centela properties

This Letter of Intent ("LOI") sets out the basic terms and conditions regarding the exclusive granting of an option by Electrum Capital Inc. and Srta. Maria de Los Angeles Valverde Guzman ("The Optionors") to Hemis Corporation ("Hemis" or the "Company") to acquire up to a 75% interest in the Centela Properties (as defined herein).

This LOI will constitute a legally binding and enforceable agreement between The Optionors and the Company upon your execution of this LOI. The parties acknowledge that they intend to enter into a definitive agreement to replace this LOI ("Definitive Agreement").

A. Background – The Optionor

The Optionors represent and warrant that they own an undivided, 100% interest in certain mineral properties, being the Centela Properties (the "Properties") in Mexico. The claims and mineral titles that form the Property are more particularly described and set out in Schedule "A" attached hereto. The Optionors also represent and warrant that there are no royalties or carried interests on the Properties, and that the Properties are owned free and clear off all encumbrances and liabilities.

B. Background – The Company

The Company is a US mineral exploration company, with corporate offices in Switzerland and the USA. It is a private company that is actively exploring in Mexico.

The Optionor and the Company agree as follows:

1. Option Payments

The Optionors hereby grant the exclusive right and option to the Company to acquire an undivided and initial 70% interest in the Properties (the "Option") by completing certain cash and share payments to the Optionors described below.

The Company agrees to pay The Optionors 25,000 shares in the capital stock of Hemis Corporation on the Commencement Date which is defined as within 10 business days of the signing of this agreement.

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In addition Hemis shall pay the Optionors a total of 450,000 shares in the capital stock of Magellan as follows:-

1. 50,000 shares after 12 months from the Commencement Date
2. 75,000 shares after 24 months from the Commencement Date
3. 100,000 shares after 36 months from the Commencement Date
4. 250,000 shares after 48 months from the Commencement Date

Total : 475,000 shares

In addition to the shares outlined herein The Company shall pay the Optionors a total of US$500,000 as follows:-

1. US$25,000 on the Commencement Date
2. US$50,000 after 12 months from the Commencement Date
3. US$75,000 after 24 months from the Commencement Date
4. US$100,000 after 36 months from the Commencement Date
5. US$250,000 after 48 months from the Commencement Date

Total : US$500,000

The Company may elect to pay the Optionors the above amounts in advance of the time periods described above in order to earn its interest in the property.

2. Exploration Expenditures

The Company further agrees to invest a total of $US2,000,000 over 4 years from the Commencement Date in order to exercise its Option and vest with a 70% interest in the Project. These exploration expenditures will consist of sampling, mapping, geophysics and drilling and other such activities that the Company deems appropriate. These expenditures shall be in addition to the payments described above.

It is further agreed that the Company shall invest a minimum of US$200,000 per year in such exploration expenditures. The initial commitment shall constitute a Firm Commitment. Expenditures in excess of US$200,000 in any one year shall be credited against the following years' commitment.

3. Final share payment

In addition to the share and cash payments outlined in paragraph 1 and the exploration payments outlined in paragraph 2, The Company shall make a final share payment to the Optionors in order to vest with a 70% interest in the project. This payment shall be made according to the amount of gold outlined according to JORC standards and audited by an independent and reputable engineering firm, at the end of the four year option period.

Hemis will issue the Optionors one additional share in the Capital stock of Hemis Corporation for every ounce of gold identified according to JORC rules. For example, if Hemis identifies 1,200,000 ounces of gold, then Hemis will issue the Optionors with an additional 1,200,000 shares. This share issuance shall be in addition to the share payments outlined above in paragraph 1. These issuances shall be subject to the amount of shares that Hemis has issued and outstanding on a fully diluted basis as outlined below.

These share issuances shall be capped according to the total number of shares which are the company has issued and outstanding on a fully diluted basis at the time that the final share issuance is due, specifically;

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If the total number of shares that the Company has issued and outstanding on a fully diluted basis is less than 100,000,000 shares the maximum number of shares payable to the Optionors shall be 4,000,000 shares.

If the total number of shares that the Company has issued and outstanding on a fully diluted basis is between 100,000,000 and 200,000,000 shares the maximum number of shares payable to the Optionors shall be 8,000,000 shares.

If the total number of shares that the Company has issued and outstanding on a fully diluted basis exceeds 200,000,000 shares the maximum number of shares payable to the Optionors shall be 10,000,000 shares.

In the event that The Company elects to accelerate the payment schedule and vest with a 70% interest prior to the expiry of the 48 month period, and in the event that no JORC defined resource has been defined at that time, the Company shall be entitled to obtain the 70% interest in the Project but The Company shall continue to be liable to pay the Optionors the above shares once a JORC defined resource is identified.

Furthermore, if the resource is expanded at any time following the initial estimate and the share issuance under this paragraph, The Company shall be required to pay the Optionors additional shares according to the above measure, namely that for every additional once of gold identified, the Company shall issue one additional share to the Optionors.

4. Second Option

Following completion of the requirements outlined in paragraph 1 to 3 above and the vesting of the Company's 70% interest in the project, the Company shall have a second option to earn an additional 5% in the project by making a cash payment to the Optionors of US$1,000,000. The Company must elect whether it shall exercise this option within 180 days of completing the initial vesting of a 70% interest in the project.

5. Joint Venture

Following the vesting of the Company's initial interest, and the election by the Company whether or not to exercise the second option, the Company and the Optionors shall form a formal joint venture. The Operator of the joint venture shall be the Party with the greater interest, i.e Hemis Corporation, and shall be responsible for setting budgets and managing the project. The Parties shall sign a formal joint venture agreement as soon as possible following the Company's vesting with a majority interest in the Project.

In the event that Hemis Corporation elects to proceed with development, the Optionors shall have a period of 12 months from the date of formal notification from Hemis that it intends to develop the project, in order to provide their share of the project development costs. All relevant and sufficient information shall be provided to the Optionors at the time of notification. Failure to provide their share of the project fiananacing costs shall mean that the Optionors interest is converted to a 3% Net Smelter Return.

6. Rollback protection

Any share issuances made under this agreement shall not be subject to any roll back events in the capital stock of Hemis Corporation or any of its affiliates.

7. Option Only

This LOI contemplates an option only, and, except for the Firm Commitment, nothing herein contained shall be construed as obligating the Company to do any thing or make any payment hereunder and any

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thing done or payment made hereunder shall not be construed as obligating the Company to do any further thing or make any further payment.

8. Definitive Agreement

The parties acknowledge that they intend to enter into a formal property option agreement (the "Definitive Agreement") relating to the Option. The Definitive Agreement will contain customary provisions in accordance with usual mining industry practice for option agreements.

9. Confidentiality

The parties shall keep all information related to the Property and exploration programs on the Property, confidential from other persons, except for such disclosure as may be required by law, securities regulatory bodies, or stock exchanges governing one or more of the parties.

10. Notice

Any notice given to a party under this LOI must be in writing and delivered by mail, courier or fax to the parties at their respective addresses on page one of this LOI. Notices delivered by courier or fax shall be deemed to have been delivered on the date of actual deliver or transmission. A notice delivered by mail shall be deemed to have been delivered five business days after it was mailed.

11. Time of the Essence

Time shall be of the essence in the performance of this LOI.

12. Force Majeure

No party will be liable for its failure to perform any of its obligations under this LOI due to a cause beyond its reasonable control (an "Intervening Event"), except those caused by its own lack of funds. All time limits imposed under this LOI will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

13. Default

If a party is in default of any requirement under this LOI (the "Defaulting Party"), the party affected by such default (the "Non-Defaulting Party"), shall give notice to the Defaulting Party within 30 days of becoming aware of such default, specifying the default, and the Defaulting Party shall cure such default within 30 days of receiving the notice of default. If the Defaulting Party fails to cure the default within such 30-day period, the Non-Defaulting Party shall be entitled to seek any remedy it may have on account of such default including the termination of this LOI.

14. Governing Law

This LOI shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

15. Execution in Counterpart

This LOI may be signed by the parties in counterparts and may be delivered by facsimile, each of which when delivered will be deemed to be an original and all of which together will constitute one instrument.

HAVG NVM

16. Termination

This LOI may be terminated:

(a) upon written agreement by both parties;
(b) in the event of non-performance by the Company of the requirements to exercise the Option; or
(c) pursuant to Section 12 for failure by a party to cure a default.

Yours truly,
Electrum Capital Inc.
Per:

Alan Carter
President

Snra. Maria de Los Angeles Valverde Guzman

Acknowledged, accepted and agreed to this 12 th day of September, 2006

Hemis Corporation

Per:

Norman Meier
President

Appendix A

	NOMBRE	EXPEDIENTE	TITULO	SUPERFICIE (Hectáreas)
1	"LA CENTELA"	E-82/28808	T-222100	339.8189
2	"LA CENTELA FRACC. I"	E-82/29465	T-224867	16.8
3	"LA CENTELA FRACC. II"	E-82/29465	T-224868	6.8543
4	"LA CENTELA FRACC. 1"	E-82/29578	T-225055	184.9951
5	"LA CENTELA FRACC. 2"	E-82/29578	T-225056	0.8
6	"LA CENTELA"	E-82/29706	T-226544	22.9836